EXHIBIT 23


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-23467) and the related Prospectus of The National Registry, Inc. for the registration of 6,903,055 shares of its common stock of our report dated March 4, 1997 with respect to the financial statements of The National Registry Inc. for the year ended December 31, 1996 included in the Annual Report (Form 10-K) for the year ended December 31, 1996.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No.33-68832) pertaining to the 1992 Stock Incentive Plan of The National Registry, Inc. of our report dated March 4, 1997 with respect to the financial statements of The National Registry, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1996.

                                                    /s/ ERNST & YOUNG LLP


Tampa, Florida
March 27, 1997